Exhibit 99.1

JOINT FILING AGREEMENT

This Joint Filing Agreement is by and among Partners Capital Holdings, LLP, Partners Capital Investment Group, LLP, Partners Capital LLP and Syracuse University (collectively, the “Filers”). Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13G and/or 13D with respect to Units of Limited Liability Company Interests of Crestline Lending Solutions, LLC beneficially owned by them from time to time. Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13G and/or 13D (and any amendments thereto) on behalf of each of such parties, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule. This Joint Filing Agreement may be terminated by any of the Filers upon one week’s prior written notice (or such lesser period of notice as the Filers may mutually agree) to the other party. Executed and delivered as of the date first above written.

Date: February 17, 2025

Partners Capital Holdings, LLP

By:	/s/ Olivier Piccoli
	Name:	Olivier Piccoli
	Title:	General Counsel

Partners Capital Investment Group, LLP By: Partners Capital Holdings, LLP Its General Partner
By:	/s/ Olivier Piccoli
	Name:	Olivier Piccoli
	Title:	General Counsel

Partners Capital LLP By: Partners Capital Holdings, LLP Its General Partner
By:	/s/ Olivier Piccoli
	Name:	Olivier Piccoli
	Title:	General Counsel

Syracuse University

By:	/s/ Scott Kemp
	Name:	Scott Kemp
	Title:	Associate Vice President and Treasurer